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Exhibit 99.1

CORPORATE PARTICIPANTS

Frank Stronach
MEC - Chairman, CEO

Blake Tohana
MEC - Exec. VP & CFO

Tom Hodgson
MEC - Advisor

CONFERENCE CALL PARTICIPANTS

Bill Bayne
Private Investor - Analyst

Glenn Matson
GTK Capital - Analyst

Sam Damiani
Analyst

Neil Waynor
Fox Hill Capital Partners - Analyst

Oliver Corlit
RW Pressridge - Analyst

Samdra McKee
Baltimore Sun - Reporter

PRESENTATION

Operator

Welcome to the Magna Entertainment announcement of the second quarter results conference call. (OPERATOR INSTRUCTIONS) I would now like to turn the conference over to Frank Stronach, Chairman and Chief Executive Officer of Magna Entertainment. Please go ahead, sir.

Frank Stronach - MEC - Chairman, CEO

Thank you, operator. And good afternoon, ladies and gentlemen, Welcome to the Magna Entertainment Corporation second quarter 2008 investor conference call. My name is Frank Stronach and I'm the Chairman and Chief Executive Officer of MEC. In a few moments I will turn the call over for Blake Tohana, MEC's Executive Vice President and Chief Financial Officer to discuss our operating results for the second quarter. Before I do so, let me make a few brief comments. First, let me remind you that this call will include some forward-looking statements within the meaning of applicable securities laws. Rather than read you the company's disclaimer, with respect to forward-looking statements, I would refer you to the disclosure contained in the final paragraphs of the press release issued by MEC this morning.

Second I would like to assure you that the company remains strongly committed to dramatically reducing its debt and strengthening its balance sheet, to continue focus on the sale of non-core assets and the pursuit of joint ventures opportunities as previously announced. Given the current environment for real estate markets and credit markets in the United States, we do not expect to achieve our previously-announced targets of eliminating our debt by December 31, 2008.

We did close the sale of Great Lakes Downs in July, and we remain in serious discussions with a number of interested parties with respect to many of our other non-core assets. We look forward to making further public announcements as we enter into our binding agreements. Thirdly, as you are all aware, a shareholder proposal has been tabled with respect to MI Developments and MEC's controlling shareholder, which, if completed, would have a dramatic and positive impact on the balance sheet of MEC, and could cause us to reconsider some potential asset sale opportunities. We are not able to comment on this call on anything related to this proposal, and will not be able to answer any questions you raise with regard to this shareholder proposal.

As Blake will outline in a moment, we made some encouraging progress in the number of our operating units in the second quarter; however, the final message that I want to leave you with is that we recognize that we need to remain very focused on substantial further improvements in the financial performance of our major operating units, in order to achieve sustainable profitability in the future. Just as we have a long way to go in reducing our debt, we have a long way to go in improving our operating EBITDA. But we are strongly to achieving both those goals. I will now turn the call over to Blake Tohana to summarize for your own second quarter operating performance following which we will open the call up for investor questions. Blake?

Blake Tohana - MEC - Exec. VP & CFO

Thank you, Frank and good afternoon, everyone. Today I will be reviewing our financial results for the second quarter of 2008. Our financial results are in US dollars and unless otherwise noted, my discussion of our financial results reflects continuing operations only. Discontinued operations in the second quarter of 2008 include the results of Remington Park, Thistledown, Great Lakes Downs, Portland Meadows and Magna Racino. Our consolidated revenues were $166 million for the second quarter of 2008, a decrease of $1 million compared to the same period last year.

The decrease in revenues is primarily due to the following: a $4 million decrease in our Maryland operations, primarily due to decreased handle and wagering revenues at this year's Preakness and decreased average daily attendance and handle during the race meets at both Laurel Park and Pimlico. A $4 million decrease in our California operations due to five fewer live race days at Golden Gate Fields with a change in the racing calendar partially offset by increased non-wagering revenues at Santa Anita Park from special events and facility rentals. During the second half of 2008, we expect Golden Gate Fields to run 35 more live race days than the same period last year. These revenue decreases were partially offset by a $5 million increase in our Florida operations, primarily due to a 19% increase in gaming revenues at Gulfstream Park from improved poker and slot operations, which produced an average daily net win per machine of $131 this quarter, and increased wagering revenues from the introduction of year round simulcasting at the end of Gulfstream's 2008 race meet. And a $2 million increase in our real estate and other operations due to increased housing unit sales at our European residential housing development.

EBITDA was $5 million for the second quarter of 2008, an increase of $1 million compared to the same period last year. The increase in EBITDA is primarily due to the following: An increase of $3 million in our Florida operations due to increased revenue as noted previously, combined with reduced operating costs and improved food and beverage operations. An increase of $2 million in our real estate and other operations consistent with the increased revenues as noted previously. Partially offset by a decrease of $4 million in our Maryland operations due to decreased revenues as noted previously. Combined with increased severance costs and the expiry of expense contribution agreements with the local horseman and breeders's associations. A reconciliation of EBITDA to GAAP financial measures can be found in note 15 to our consolidated financial statements for the three months ended June 30, 2008. Net interest expense this quarter was $16 million, an increase of $5 million compared to the prior year period which reflected increased average debt levels.

Our net income from discontinued operations was $2 million this quarter, compared to a loss of $3 million last year. Remington Park was a significant contributor to this improvement, with a 17% increase in slots revenue, as average daily net win per machine increased to $266 on 700 machines this year, compared to $245 on 650 machines in the prior year period. Our net loss, including discontinued operations, was $21 million, and diluted loss per share was $3.64 in the second quarter of 2008, compared to a net loss of $23 million and diluted loss per share of $4.35 in the prior year. It should be noted that our share capital and loss per share have been adjusted to reflect a 1 for 22 reverse stock split which took effect July 22, 2008. Despite the modest improvement in EBITDA this quarter, we recognize the need for further significant improvement in our operating results.

We continued to remain encouraged by the results at XpressBet, our internet wagering company, which achieved a 21% increase in US handle this quarter, primarily due to obtaining access to racing content that it didn't have last year. We also need to dramatically reduce our debt. And although the weak real estate and credit markets have slowed our progress on asset sales, we remain firmly committed to reducing debt and interest expense. However, as a result of the delay in completing asset sales our liquidity position remains weak.

We have significant debt obligations coming due in the very near term, including our $40 million senior secured revolving bank credit facility and our $110 million bridge loan and $100 million Gulfstream project financing repayment, both of which are owed to a subsidiary of MID. While we will attempt to negotiate with our lenders to extend, restructure or refinance such facilities there is no assurance that such negotiations will be successful.

Also these negotiations will likely be impacted by the status of the MID reorganization proposal. We would now like to open the line for questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) First question comes from the line of [Bill Bayne]. a private investor. Please proceed.

Bill Bayne - Private Investor

Can you hear me Blake?

Blake Tohana - MEC - Exec. VP & CFO

Yes.

Bill Bayne - Private Investor

Okay. I have a question on the DeFrancis deal in Maryland. In the deal, I know that he gets 66% of revenues in the first year if we don't restructure it, but in this scenario tell me what happens. If we (inaudible) charge people $10 to get in the door, give them a $10 promotional value — promotional slot play (inaudible) voucher does the whole $10 come to MEC and the $10 will get wrote off as a net win on the slots percentage or does he get a part of the $10 that you would get in for coming in the door?

Is there some way we can work around that whole thing where MEC gets some of the income and we can (inaudible) in a promotional slot only voucher when we come in or something like that?

Frank Stronach - MEC - Chairman, CEO

I have Tom Hodgson here which is sort of my assistant in getting stability, debt reduction and looking at various joint ventures. And I think he, he is very much in close contact in regards to that situation. Tom, can you explain that?

Tom Hodgson - MEC - Advisor

Sure. Hi, Bill. Look, this is a very complex situation. You're well aware of the agreement that was entered into a number of years ago that involved all of the previous owners of the Maryland Jockey Club. We are in discussions with them right now attempting to come to a modification of that arrangement that makes economic sense for all of the parties that are involved. So that, if fact, we are in a position to have a casino built there. And have some profits to divide up.

I don't think at the moment there's much more that I can say about it. When we have an agreement with the formation partners or with respect to the construction of a casino, we'll be making public disclosure at that time and be happy to talk about it. But until that's the case, I don't really think there is anything more we can say other than it is very high on our priority list, it's a very big opportunity and one that we are spending a lot of time on.

Bill Bayne - Private Investor

Tom, I feel like they are trying to hold Frank and all of us hostage here in how they are conducting their negotiations and I still remind you guys. You guys are on top on this. Not them. Because just keep on reminding them if we don't make a deal they get nothing. So 66% of nothing is nothing. 66% of billions is billions.

But they better renegotiate to 30% because you have got the asset they need and Maryland wants in the Preakness stakes and I would remind Maryland and I would remind them. You take that Preakness somewhere else that will deal with you whether it's Gulfstream or going to Texas or going to Remington Park or whether taking it to Santa Anita. But you want the asset to control what Maryland wants most and use that asset. And if you have to say hey, the shareholders are calling for it and we have a fiduciary responsibility to enter these shareholders and Maryland you better come play ball.

Frank Stronach - MEC - Chairman, CEO

It's Frank. First of all you can't blame a businessman to make the most out of it, whatever the situation is, right? So we want to be constructive. They do realize 66% of nothing is nothing. Hah? So, we do — we do — we believe we have some constructive conversations, but as Tom said we think we are relatively close to some agreement, but as soon as something happens we will do a press release. Okay, thank you, Bill. Any further questions by somebody else?

Operator

(OPERATOR INSTRUCTIONS) Next question comes from the line of [Glenn Matson with GTK Capital].

Glenn Matson - GTK Capital - Analyst

Good afternoon. Congratulations on the improvement at the XpressBet operation. Can you give me a breakdown of what is happening at Track Net? And what does California operations look like for next year, including added racing days? Thank you.

Frank Stronach - MEC - Chairman, CEO

California as we know Bay Meadows, actually I think they race another one or two weeks. They are definitely closing. That means, I believe, we got extra days.

Blake Tohana - MEC - Exec. VP & CFO

Yeah 29 days this year, Glenn, and we would expect to see some more days in 2009.

Frank Stronach - MEC - Chairman, CEO

So that's Golden Gate. That should improve Golden Gate considerable.

We, last year, we or earlier this year, right, we did put in a new track surface at Santa Anita and that didn't work out too well. And we are trying to recover something from the contractors which put down the surface because they didn't put it down to spec. But I think with the new track surface, I think that could withstand if it heavily rains, we wouldn't have to cancel any days. So we do hope that we can also improve Santa Anita. And it also seems that Bay Meadows Land Company, it also seems they want to develop Hollywood Park. That also means that Santa Anita will get lots of extra days and thereby the financial performance could be greatly enhanced.

Glenn Matson - GTK Capital - Analyst

Great. Thank you. Track Net, could you give me some information on that please?

Blake Tohana - MEC - Exec. VP & CFO

On Track Net — you mentioned XpressBet. Part of the reason why XpressBet is up this quarter, Glenn, is because of the Track Net arrangement for the additional content we have had for XpressBet including NYRA, the the New Jersey tracks and a couple of the California tracks. So the 21% growth in XpressBet is largely content driven. And that's been a real positive as a result of Track Net.

Glenn Matson - GTK Capital - Analyst

Thank you. Good luck.

Blake Tohana - MEC - Exec. VP & CFO

Thank you.

Frank Stronach - MEC - Chairman, CEO

Thank you.

Operator

Next question from the line of Sam Damiani

Sam Damiani - Analyst

Thanks. Good afternoon. Just on the notes there, in the release, talks about reconsidering asset sales in light of the pending reorganization at MID. Just wondering why you would reconsidering selling assets? It seems like that's something that would need to be done regardless to (inaudible)

Frank Stronach - MEC - Chairman, CEO

Well we, the assets — . call it the fringe tracks or the smaller tracks, that will go ahead regardless. We (inaudible). But we do have — but, look if we have high debt and we can't find any, we might have to maybe sell

50% of Santa Anita right? Or 60%. In the final analysis we want to get out of the debt. So that's what we mean. We still have fall back position to get the company on the viable basis and that's what we mean. We still go ahead in selling which isn't strategic to us that — as we listed that still goes ahead.

Sam Damiani - Analyst

Thank you.

Frank Stronach - MEC - Chairman, CEO

Okay. Thank you.

Operator

The line of [Neil Waynor from Fox Hill Capital Partners]. Please proceed.

Neil Waynor - Fox Hill Capital Partners - Anaylst

Just as a follow-up — Frank, just as a follow-up to that question. At what. point in time will you make that decision as a fall back? You need to sell Santa Anita or a portion, when is that time — when shall we expect that — that type of decision?

Frank Stronach - MEC - Chairman, CEO

Keep in mind, I really — and I put money this year in MEC and last year to back stop, right? And I think I'm reasonably intelligent. I wouldn't throw money in an empty hole. You have to understand MID is still a great key to that. Hah? I'm the controlling shareholder of MID. And, MID shareholders would love to — would love to — like to see only one class of share. And let's say if there is a reasonable structure, I would have no problem with that. But I can't get into details, but we talk about that because I have — I have some — call it some chips in my hand which the MID shareholders would like to have. And I have no problems releasing those chips or giving up those chips, providing it's a fair thing for MEC.

Neil Waynor - Fox Hill Capital Partners - Anaylst

Thank you.

Frank Stronach - MEC - Chairman, CEO

Thank you.

Blake Tohana - MEC - Exec. VP & CFO

Operator I think we'll take one or two more questions.

Operator

Next question comes from the line of [Oliver Corlit from R W Pressridge]. Please proceed.

Oliver Corlit - RW Pressridge - Analyst

Good afternoon. I wonder if you could give us an update on your joint ventures at Santa Anita and Gulfstream and Golden Gate? What's going on at those developments, and whether you have any cash obligations or cash contributions to make at any of those ventures?

Frank Stronach - MEC - Chairman, CEO

I think when we talk of joint ventures, I think you refer to the shopping malls?

Oliver Corlit - RW Pressridge - Analyst

Exactly.

Blake Tohana - MEC - Exec. VP & CFO

Okay. I'll answer that, Oliver. The Forest City joint venture which is the retail and mixed use development at Gulfstream Park is in construction right now. The current expected completion date is fall of 2009.

The joint venture has arranged for construction financing and other financing so that the equity contributions are not expected to be a significant component of that financing. The other projects, there is no active development right now with respect to Golden Gate Fields with the JV partner. And at Santa Anita, we have that joint venture arrangement with Caruso Enterprises that we are going through the entitlement process on that property.

Oliver Corlit - RW Pressridge - Analyst

So that is still very early phase. On the Golden Gate, I mean, what is there to do with that property? Given that it's only generating a pretty minimal amount of cash flow and it's a pretty prime piece of real estate, how do you see getting some value out of that asset?

Frank Stronach - MEC - Chairman, CEO

First of all, we do — two racetracks couldn't quite handle for the market, right? So with Bay Meadows gone out, I think we should improve our EBITDA considerable. And that doesn't still mean that we wouldn't, couldn't joint venture on the shopping mall, okay? And we are having our feelers out, naturally, the real estate crunch, the financial markets, not of great help. But maybe in a year, two years, that will emerge again and be viable. But in the meantime, at least we feel very strongly that the profit performance should go up considerable. But on the other hand, we are still open to joint ventures on shopping malls there.

Oliver Corlit - RW Pressridge - Analyst

Okay. As far as the Maryland slot situation goes, could you — would you mind just refreshing on that? Because I'm not quite up to speed on what's going on there. Tom?

Tom Hodgson - MEC - Advisor

Sure. Legislation was passed in Maryland to permit a number of slot facilities, subject to the passage of a referendum, which will take place in November of this year. Our racetrack at Laurel is a leading candidate for slots, and the bill would contemplate that if Laurel is granted a license, we would expect to have 4,750 machines there, so it would be a very large facility.

We believe that it is in a very superb location in terms of the Washington/Baltimore corridor, and with that in mind we are very supportive of the referendum and we are working hard to come to arrangements that make sense with the previous owners of the Jockey Club, with whom we have this contractual relationship, and with the prospective gaming partner that might actually operate the facility.

Oliver Corlit - RW Pressridge - Analyst

Okay. Do you have any prospective competition in slots there?

Tom Hodgson - MEC - Advisor

Well, there are going to be four or five locations in the state. There are obviously other existing locations today, outside of Maryland, that do represent competition.

Oliver Corlit - RW Pressridge - Analyst

Right.

Tom Hodgson - MEC - Advisor

But, that's all well-known and pretty well-defined in the legislation. So, I think we have a handle on the competition, and have a very strong view that will be an extremely attractive location. Okay. Thank you.

Frank Stronach - MEC - Chairman, CEO

One more question.

Operator

Last question comes from the line of [Sandra McKee from the Baltimore Sun]. Please proceed.

Samdra McKee - Baltimore Sun - Analyst

Hi. This is also about Maryland. You noted they were in the red this quarter, and I'm wondering if you know when the last time that happened? And your concern for it happening now?

Blake Tohana - MEC - Exec. VP & CFO

Thank you. Well, Sandra, I think as we said in our release, it was a difficult — the second quarter was a difficult quarter for Maryland. The results of the Preakness were soft. They also had some expense — higher expenses with severance and the lack of having an agreement with the horsemen and the breeders. I don't know specifically when the last time that their results were like that, but the second quarter was definitely soft for the Maryland Jockey Club.

Samdra McKee - Baltimore Sun - Analyst

So with the reasons for this, you don't expect that to continue in Maryland? The losses? Or  —

Blake Tohana - MEC - Exec. VP & CFO

Well, I mean, I think there's been — there's been a decline in handle at Maryland. And attendance. And I think part of that is due to the economy and I think part of that's due to the competition from neighboring states that do have Racinos and they are able to offer higher purses than the tracks in Maryland. I think that is why it's important that the referendum is successful in November this year and Maryland racing can return to what we think it should be.

Samdra McKee - Baltimore Sun - Analyst

Could you just repeat the number of slot machines you foresee at the Laurel facility?

Blake Tohana - MEC - Exec. VP & CFO

I think in the legislation the maximum permitted is 4750.

Samdra McKee - Baltimore Sun - Analyst

4750? Okay. Thank you very much.

Frank Stronach - MEC - Chairman, CEO

Okay. Thank you very much for attending this conference call. And okay, and we'll hear from you soon. Thank you.

Operator

Ladies and Gentlemen that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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  Exhibit 99.1